AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 19, 2001
                          REGISTRATION NO. 000 - 28481


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  Iconet, Inc.
                 (Name of small business issuer in our charter)

                                     Nevada
         ______________________________________________________________
         (State or other jurisdiction of incorporation or organization)


            3651                                         86-0891931
____________________________                ____________________________________
(Primary standard industrial                (I.R.S. Employer Identification No.)
classification code number)

                                 8 Gaucho Drive
                         Rolling Hills Estates, CA 90274
                                  416-682-9255

          (Address and telephone number of principal executive offices)

                            Michael J. Morrison, Esq.
                         1495 Ridgeview Drive, Suite 220
                                 Reno, NV 89509
                                  775-827-6300
               (Name, address and telephone of agent for service)

                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.


If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "SECURITIES ACT"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                       CALCULATION OF REGISTRATION FEE (1)

     Title of class of               Proposed maximum         Amount of
securities to be registered      aggregate offering price  Registration Fee
and number of shares
--------------------------------------------------------------------------------
Common Stock, par value $.001            $15,075,000                $3,768.75
            30,150,000 shares

                                         Total Registration Fee $3,768.75

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c).



Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, or until the registration statement shall become effective on the date as the Commission, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.


                                  ICONET, INC.

                        30,150,000 shares of Common Stock


The registration statement of which this prospectus is a part relates to the offer and sale of 30,150,000 shares of our common stock by the selling security holders.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors". See page 5.

These securities will be sold at market price. There is currently a limited public market for the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is November 1, 2001.


                                TABLE OF CONTENTS


                                                                            Page

Front Cover Page of Prospectus                                                2
Inside Front and Outside Back Cover Pages of Prospectus                       3
Summary Information & Risk Factors                                            5
Use of Proceeds                                                               17
Determination of Offering Price                                               17
Dilution                                                                      17
Selling Security Holders                                                      18
Plan of Distribution                                                          20
Legal Proceedings                                                             22
Directors, Executive Officers, Promoters and Control Management               22
Security Ownership of Certain Beneficial Owners and Management                26
Description of Securities                                                     26

Interest of Named Experts and Counsel                                         30
Disclosure of Commission Position on Indemnification
  for Securities Act Liabilities                                              30
Description of Business                                                       31
Management's Discussion and Analysis or Plan of Operation                     40
Description of Property                                                       42
Certain Relationships and Related Transactions                                42
Market for Common Equity and Related Stockholder Matters                      43
Executive Compensation                                                        44
Financial Statements                                                          44


                      SUMMARY INFORMATION AND RISK FACTORS


PROSPECTUS SUMMARY


You should read carefully all information in the prospectus including its detailed information and the financial statements and their explanatory notes before making an investment decision.

Our Company is in the development stage and we have never produced any revenues.

THE OFFERING.

Securities Offered          30,150,000 shares of Common Stock.

Offering Price
Per Share                   The price will be determined by the market price for
                            the securities.

Offering The Shares are being offered by the selling securities holder.

Proceeds The Company will receive no proceeds from this offering.

Number of Shares            Before the Offering: 31,257,115 Shares of Common
Outstanding                 Stock. After the Offering: 31,257,115 Shares of
                            Common Stock


FINANCIAL SUMMARY INFORMATION.

Because this is a only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements included in this prospectus and their explanatory notes.


Balance Sheet Data:  6/30/01     12/31/00    12/31/99    12/31/98
------------------   -------     --------    --------    --------

CASH                  $0          $0          $2,079     $194,124

TOTAL ASSETS          $0          $60,241     $256,190   $214,124

TOTAL LIABILITIES     $1,153,786  $1,852,704  $871,359   $25,000

STOCKHOLDERS'EQUITY  ($1,791,711)($1,792,463)($615,169) ($189,124)


RISK FACTORS.

Terrorism Activities May Seriously Disrupt or Destroy Our Business.
________________________________________________________________________________

There is a serious threat of further terrorist activities in the U.S. and other places around the world. It is impossible to predict how this may affect our business or the economy in the U.S. and in the world, generally. In the event of further threats or acts of terrorism, our business and operations may be severely adversely affected or destroyed.

Our Status as a Development Stage Company with No Revenues Subjects Your Invest-ment to a High Degree of Risk.
________________________________________________________________________________

We started our business 4 years ago and have never had any revenues. We cannot assure you that we will ever generate revenues, develop operations, or make a profit. We have just recently decided to re-commence development of our proposed product but we have no operating history for investors to evaluate our business strategy. As a result of our lack of operating history, we have limited insight into trends that may emerge and affect our business. You must consider the risks and difficulties frequently encountered by development stage companies. Furthermore, we face risks due to our anticipated participation in the new and rapidly-evolving music industry. Therefore, your investment is at high risk because we may fail in our business.


We Have Substantial Near-Term Capital Needs and No Source of Additional Funding.
________________________________________________________________________________

We will require funding over the next twelve months to develop our business. In fact, after paying the expenses of this offering, we will have minimal capital for operations and we will need immediate funding. We currently have only one source of funds, which is a line of credit for $1,500,000.00. Our capital requirements will depend on many factors including, but not limited to, the timing of further development of our web site and the growth of the music industry. If adequate funds are not available, as and when needed, we may be required to curtail operations or obtain funds by entering into agreements with third parties on unattractive terms. Our inability to raise capital would impair the development on of proposed product and our marketing abilities. In fact, if we do not obtain the necessary funding, as and when needed, beyond the limit of our line of credit, we may be force to cease operations.


We Have Substantial Long-Term Capital Needs and No Source of Additional Funding.
_______________________________________________________________________________

Substantial expenditures will be required in the next 12-24 months to further develop and to market our product and related services. The level of expenditures required for these activities will depend in part on whether we develop and market our product and services independently or with other companies through collaborative arrangements. If adequate funds are not available, we may be unable to develop our operations to a sufficient level to generate revenues or become profitable.


We Have a Poor Financial Condition and May be Unable to Adequately Develop our Business.
________________________________________________________________________________

Because we have no operating history, significant assets, or revenue sources, an investor cannot determine if we will ever be profitable. We will experience financial difficulties during our operational development and beyond. We may be unable to operate profitably, even if we develop operations and generate revenues. We plan to generate revenues from sales of our product and services, but there can be no assurance that our revenues will exceed our costs. Our poor financial condition could adversely affect our ability to provide a product or service that will attract buyers, or generate revenues.


Our Management Will Devote Limited Attention to Our Business Operations and this May Limit the Development of Our Business.
________________________________________________________________________________

Our management personnel will be devoting his principal efforts to other businesses and will only devote a portion of his time to our businesses and will only devote a portion of his time to our Company's business. Randy Miller, our President and Director, will only devote approximately 20% of his time to the business of the Company. This lack of full-time attention could result in our business not developing as well or as fast as it otherwise could, or it may result in the failure of our business.


We Have Little Managerial Expertise in the Development of Music Products and This May Cause Our Business to Suffer.
________________________________________________________________________________

Because our management has little experience in developing music products, our abilities in this area may be limited and our business may suffer. Even if our management develops our proposed music product, we may be unable to successfully market or sell the product or our service.


We Have Little Managerial Expertise in Marketing Operations and This May Cause Our Business to Suffer.
________________________________________________________________________________

Our management has very little marketing experience. Unless management has the financial resources to hire qualified marketing consultants, as and when needed, the marketing and sale of our product and services may suffer.


We Do Not Have Any Material Contracts or Future Prospects for Material Contracts and This may Cause our business to Suffer.
________________________________________________________________________________

We have no contracts or prospective contracts that will assist us in promoting or further developing our product or operations. We have no contracts with Internet, computer, mortgage, technical or marketing professionals which would assist us in the development, selection, presentational or technical aspects of our website information. If we fail to develop contracts with other websites or other professionals, our revenues will be negatively impacted.


We will Rely Upon Unrelated Third Parties to Provide Services We Require for Operations.
________________________________________________________________________________

We expect that our operations will depend on a number of third parties over which we will have limited control. We may experience interruptions in our operations due to our reliance upon third parties. This could result in loss of business and revenues. We anticipate that we will use software that is dependent on an operating system, database and server software developed and produced by and licensed by independent third parties. We may discover errors and defects in this third party software and rely on the third parties to correct these errors and defects in a timely manner. Accordingly, continuous or prolonged interruptions in our services or operation of our products would have an adverse effect upon consumer perception of our ability to provide products and services in a timely and efficient manner.


Our Lack of Revenues and Profits, Combined With Our Losses, Make it Difficult for Us to Succeed as a Business.
________________________________________________________________________________

We have no revenues or revenue sources, yet we have significant costs and losses. Our jukebox product has not been fully developed. We cannot assure that we will obtain the necessary working capital to fully develop our product. Further, even if our product is fully developed, we cannot assure that we will be able to successfully market and sell it, generate revenues or achieve profitability. We believe that we will incur net losses for at least the next two years.


There is No Active Public Market for Our Common Stock and You May be Unable to Sell Your Shares.
________________________________________________________________________________

Although there is an established public trading market and market maker for our Common stock, there is little trading activity in our stock. There can be no assurance that a market for our common stock will be sustained. Therefore, if you purchase our securities you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.


If We Are Unable To Attract and Retain Qualified Personnel with Music Industry Product Experience, Our Business Could Suffer.
________________________________________________________________________________

Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing, customer service and professional personnel with music industry product experience. Competition for these types of employees is intense, especially in the Music promotion sector. We may be unable to successfully attract, assimilate or retain sufficiently qualified personnel. If we fail to attract and retain the necessary technical professionals, we may not complete development of our product. If we fail to retain and attract the necessary managerial, sales and marketing and customer service personnel, we may not develop a sufficient customer base to generate adequate revenues to sustain our operations.


If Consumers Do Not Embrace DVD Jukebox Systems, We May Not Realize Any Revenues or Profits.
________________________________________________________________________________

Our success depends upon the general acceptance of audio video jukebox
Products and services by consumers. If consumers do not embrace these products and services, our operations will be adversely affected. The market for audio video jukebox products and services, is in its early stages of development, but is evolving rapidly. We cannot assure that a sufficiently broad base of consumers will adopt, and continue to use, these products and services, especially with music videos available on the internet. Our business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market our product and services.


If Retail or Commercial Businesses Do Not Embrace DVD Jukebox Systems, We may Never Realize Any Revenues or Profits.
________________________________________________________________________________

Our success depends upon the general acceptance of audio video jukebox systems and services by retail and commercial business. If they do not embrace the product and services, our operations will be adversely affected. The market for audio video jukebox products and services, is in its early stages of development, but is evolving rapidly. We cannot assure that a sufficiently broad base of businesses will adopt, and continue to use, these products and services, especially with music videos available on the internet. Our business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market our product and services.


If the Securities Do Not Meet Blue Sky Resale Requirements, You May Be Unable to Resell Your Securities.
________________________________________________________________________________

The securities offered by this prospectus must meet the blue sky resale requirements in the states in which the proposed purchasers reside. If we fail to meet these qualifications, the securities may be deprived of any value. Since we have extremely limited capital, we may not be able to afford the expenses necessary to meet Blue Sky requirements.


                                 USE OF PROCEEDS


Not applicable. We will not receive any proceeds from the sale of the securities by the selling security holders.


                         DETERMINATION OF OFFERING PRICE


Not applicable. The selling security holders will be able to determine the price at which they sell their securities.


                                    DILUTION

Not applicable. We are not registering any unissued shares in this registration statement.


                            SELLING SECURITY HOLDERS


The securities are being sold by the selling security holders named below. The table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.


                            Beneficial          Maximum          Beneficial
                            Ownership          Number of          Ownership
                         Before Offering      Shares Being    After Offering(2)
NAME(1)                 Shares     Percent      Offered       Shares    Percent
________________________________________________________________________________

Alexander Fundulus     1,180,000    3.8%        1,180,000       0         0%

Clemeas Morvay         1,180,000    3.8%        1,180,000       0         0

Constance Sydenham     1,180,000    3.8%        1,180,000       0         0

Dr.Kurt Dalmata        1,470,000    4.7%        1,470,000       0         0

Nada Geroulanos        1,470,000    4.7%        1,470,000       0         0

Stephen Robinson       1,470,000    4.7%        1,470,000       0         0

Justin Adams           1,480,000    4.7%        1,480,000       0         0

Agnes Altenburg        1,480,000    4.7%        1,480,000       0         0

Luc Berthold           1,480,000    4.7%        1,480,000       0         0

Georg Freiherr         1,480,000    4.7%        1,480,000       0         0
von Boeselager

Antonia Croy           1,480,000    4.7%        1,480,000       0         0

Leonie Fundulus        1,480,000    4.7%        1,480,000       0         0

Peter von Gans         1,480,000    4.7%        1,480,000       0         0

Inka Henze             1,480,000    4.7%        1,480,000       0         0

Dr. Alred Kaltenbach   1,480,000    4.7%        1,480,000       0         0

Kristof Kossurh        1,480,000    4.7%        1,480,000       0         0

Martin Steiner         1,480,000    4.7%        1,480,00        0         0

Felix Studinka         1,480,000    4.7%        1,480,000       0         0

Alexandra Turnwald     1,480,000    4.7%        1,480,000       0         0

Martin Waltz           1,480,000    4.7%        1,480,000       0         0

Gunillia Wolfensberger 1,480,000    4.7%        1,480,000       0         0


                      ----------               ----------
             Total    30,150,000    96%        30,150,000        0        0%

(1) None of the selling security holders have, or ever had, any material rela-tionship with our corporation or any of its predecessors and/or affiliates.

(2) Assumes the sale of all shares offered by Selling Security Holders.

We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of resales of our securities resales.


                              PLAN OF DISTRIBUTION


The securities offered by this prospectus may be sold by the selling security holders. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, assuming a market for our securities exists, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities. The securities will be sold at market price, assuming a market develops for the securities.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "UNDERWRITERS" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to the persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of the pledges, accounts or loan transactions. Upon default by the selling security holders, the pledgee in the loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any transfer the transferee would have the same rights of sale as the selling security holders under this prospectus. Furthermore, transferees who replace selling security holders will need to be named in the prospectus filed as part of a post-effective amendment to this registration statement before they may accede to the rights of the named selling security holder.

In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any other person.

There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Exchange Act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of the distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions which is to be paid by the selling security holders.


                                LEGAL PROCEEDINGS


Merrill Lynch Canada Inc., has filed suit against us regarding a dispute related to the sale of our restricted common stock by an unrelated third party to Merrill Lynch. The case is still in its early stages and we are trying to reach a settlement with Merrill Lynch. At this time, we do not know if we will sustain a loss, or the amount of the loss.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS


(a)      Directors and Officers.
         ----------------------

Our Bylaws provide that we shall have a minimum of one director and a maximum of nine directors on the board at any one time. Our current sole director and executive officer is as follows:

  NAME AND ADDRESS                AGE               POSITIONS HELD
  ----------------                ---               --------------


  Randy Miller                    45        President, Secretary, Treasurer and
                                            Director


           Each director of the Company is elected by the stockholders to a term of one year and serves until his successor is elected and qualified. Each officer of the Company is elected by the Board of Directors to a term of one year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating, auditing or compensation committees.




(b)      Significant Employees.
         ---------------------

Other than Randy Miller, there are no employees who are expected to make a significant contribution to our corporation.

(c)      Family Relationships.

There are no family relationships among our officers, directors, or persons nominated for such positions.

Employment  Agreements
----------------------
None of the Company's officers or directors are currently party to employment agreements with the Company. The Company presently has no pension, health, annuity, bonus, insurance, profit sharing or similar benefit plans; however, it may adopt such plans in the future. There are presently no personal benefits available for directors, officers or employees of the Company, except for options granted by the Board of Directors to certain officers, directors and consultants to the Company.

(d)      Legal Proceedings.

         No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of September 30, 2001, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and by our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Security Ownership of Officers and Directors.


TITLE OF                                       NO. OF   NATURE OF    CURRENT
CLASS    NAME & ADDRESS                        SHARES   OWNERSHIP    %OWNED
-----    --------------                        ------   ---------    ------
Common   Randy Miller (1)                   1,000,000    Direct        0%

All Officers and Directors as a Group       1,000,000    Direct        0%
      (1 Individual)

         (1) Mr. Miller has an option to acquire 1,000,000 shares of our restricted Common Stock at an exercise price of $.10 per share. This option expires September 15, 2006, and no portion has yet been exercised by Mr. Miller.

(c)      Changes in Control.

         There are currently no arrangements, which would result in a change in control of Iconet, Inc. However, Mr. Kurt Dalmata, a shareholder who owns 1,470,000 shares of Common Stock, has the right to be appointed as a director of our company.


Future  Sales  by  Existing  Stockholders
_________________________________________

All shares of Common Stock of Company are "restricted securities", as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act ("Rule 144"), save and except the shares which were issued under a public offering in the State of New York, pursuant to an exemption provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933, as amended, which are not "restricted securities" under Rule 144 and can be publicly sold, except for those Shares purchased by "affiliates" of the Company, as that term is defined in Rule 144.

Under Rule 144, restricted shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition. Sales of shares by "affiliates" are subject to volume restrictions and certain other restrictions pertaining to the manner of sale, all pursuant to Rule 144.



                            DESCRIPTION OF SECURITIES

The following description is a summary and you should read the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.


COMMON STOCK.


General.
_______

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value. As of September 30, 2001, there were 31,257,115 common shares issued and outstanding. The Board of Directors has authority to issue the balance of 68,742,885 shares of our authorized stock without shareholder consent, on terms and conditions set in the discretion of the Board, which may dilute the value of your stock. All shares of common stock outstanding are validly issued, fully paid for and non-assessable.


Voting Rights.
_____________

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in this event, the holders of the remaining minority shares will not be able to elect any of the directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to the act or action, except as otherwise provided by law.


Dividend Policy.
_______________

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights of the holders of loan or other financing documents. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.


Miscellaneous Rights and Provisions.

Holders of common stock have no cumulative voting rights, and no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding loan or financing documents.

Stock Transfer Agent

Transfer Online, Inc., Portland, Oregon, is an independent stock transfer agency which, since inception of our company, has served as our registrar and stock transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE.

The 30,150,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. None of the 30,150,000 shares are held by any "affiliates" (officers, directors or 10% shareholders).

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

                                     EXPERTS


ACCOUNTANTS

Our Audited Financial Statements for the period from January 1, 1998 to December 30, 2000, and for the quarter ended June 30, 2001, have been included in this prospectus in reliance upon of Mark Bailey & Co., Ltd., 1495 Ridgeview Drive, Suite 200, Reno, NV 89509, telephone 775-332-4200, as experts in accounting and auditing.

LEGAL MATTERS

The law office of Michael J. Morrison, Chtd., 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509, telephone 775-827-6300, has passed upon the validity of the shares offered and certain other legal matters in connection with this registration statement.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.





DESCRIPTION OF BUSINESS
=======================

BACKGROUND  AND  REORGANIZATION
_______________________________

Iconet, Inc., formerly known as Digital Video Display Technology Corp. (the "Company") was incorporated under the laws of the State of Nevada on August 1, 1997, under the name Meximed Industries. On January 27, 1999, we filed an Amendment to our Articles of Incorporation changing our name to Digital Video Display Technology Corp., and on July 12, 2001, filed an Amendment to our Articles of Incorporation changing our name to Iconet, Inc.

We were initially formed to engage in the business of developing, producing and distributing a non-reusable medical syringe. In July 1998, we raised a total of $200,000 in a public offering pursuant to an exemption provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933, as amended. The offering was approved for sale by The New York State Department of Law. After recognizing the syringe project was going to be far too expensive and difficult to pursue, we began looking for another business to acquire.

In January 1999, we completed a reorganization and change in control and acquired a License to a U.S. Patent for an audio video jukebox system from Software Control Systems International Inc., a Canadian corporation and unrelated third party (SCSI). As consideration for the License, we agreed to pay SCSI the sum of $250,000 U.S. in cash and issued SCSI 2,000,000 shares of our restricted common stock. The License was for a term of 15 years and granted us an exclusive right to market and sell the SCSI proprietary technology and products throughout Canada and the states of Oregon, Washington, Montana, Idaho and Hawaii. Subsequently, on May 10, 1999, we entered into a Distributor Agreement with SCSI granting SCSI the right to act as a distribution agent for us. Pursuant to the Agreement, we were to supply

SCSI a minimum of 500 jukebox systems at a price of $7,500 which may be paid in full at the time of delivery or at the rate of $150 per month for 60 months.

On September 1, 1999, the SCSI agreement was modified. The amendment stated that we were obligated to pay the $250,000 in $20,000 installments, beginning December 15, 1999, with a final payment of $10,000 due on December 15, 2000. This amendment was never ratified by our Board. As of December 31, 1999, no payment had been made to the third party. The 2,000,000 restricted shares were to be held by SCSI for two years. SCSI had attempted to sell 230,000 shares of the stock before the two years expired, so we stopped the sale, and canceled the 2,000,000 shares.

On May 5, 2000, we received a letter from the SCSI attorneys demanding that the 2,000,000 shares be reinstated, and that we pay the $250,000 that was originally agreed upon. The letter also demanded a distributorship for two of the officers of SCSI to distribute our video jukeboxes at 10% commission in Canada and the Northwestern United States. Other settlement alternatives were also offered. We subsequently settled this dispute without litigation, and we retained no rights in or to the SCSI audio video juke system. The 2,000,000 shares remain cancelled and the $250,000.000 debt was cancelled.

Subsequently, in 2001, the technology relating to the audio video jukebox industry changed significantly and we no longer require the patent held by SCSI to conduct our proposed business. We have developed a proprietary system, combining off-the-shelf components, which is not patented and may not be patentable, as we have not consulted with a patent counsel about the system we are using.

Proprietary Technology and Products
___________________________________

Our proprietary technology involves an audio video jukebox system, which we call the "DVD Juke System". It creates an interactive, audio-visual jukebox linked to a satellite server network (the "DVD Satellite System"). The DVD Juke System and the DVD Satellite System are collectively referred to as the "DVD System". In addition to our efforts to modify the operation of the conventional jukebox, the DVD System was also intended to create a totally new marketing venue for the music industry, as described below.

The DVD Juke System
___________________

Our main proposed product is the DVD Juke System, which is an interactive audio/video entertainment kiosk. The DVD Juke System has significant flexibility and content and is capable of playing individual musical selections similar to a standard jukebox; however, the DVD Juke System also has several additional revenue generating capabilities. A standard jukebox is able to store approximately 100 CD's, whereas the DVD Juke System is currently capable of storing, on the internal hard drive, 1,000 songs and 250 music videos. The Company expects to install improvements to the System such that, within several months, the DVD Juke System will be capable of storing 4,500 audio tracks and 3,000 music videos. Unlike a conventional jukebox, the DVD Juke System is capable of playing music videos, as well as audio tracks. Any number of video terminals and TV's can be connected by cable to the DVD Juke System and placed throughout each location. When a customer chooses a video selection, the DVD Juke System displays the video on the video terminals and TV's at the location and plays the audio track of the song on the location's sound system. The DVD Juke System also contains a user interface that enables a consumer to seek information about artists, receive coupons providing discounts on merchandise, and provides e-commerce connectivity to prime retail web sites that offer products. We believe this will provide additional capabilities to generate revenues because we intend to offer a greater selection of musical choices for the consumer.

The DVD Juke System's audio and video capability is intended to allow it to run the same full-fledged audio-visual advertisements as seen on television. The system has approximately 12,000 minutes of available ad space per month. We will be attempting to sell advertising time slots to national advertisers and we are currently in discussions with several companies in this regard. The advertisements will run for 15, 30 or 45 seconds. There are 16 advertising spots per hour during prime time that will be interlaced between the music video selections. In addition, the system will offer customized content, such as concerts, chat groups, custom comedy selections, new artist previews, infomercials, entertainment product marketing and merchandising video with instant click-through e-commerce opportunities, as well as many other potential programming highlights. This content is expected to create marketing opportunities for marketers and enhance the DVD Juke System's unique features.

The DVD Juke System will also print discount and cross-promotional coupons. Certain musical selections will trigger the DVD Juke System to print coupons extending offers from various marketers. The Company expects to derive revenue on a per-coupon-issued basis or by receiving a percentage of the sales generated by redeemed coupons.

In addition, the DVD Juke System will be connected to the Internet via a virtual private network, proprietary to us. Consumers will be automatically linked to the web sites of the record companies whose songs have been selected, and will be able to "click through" to additional web sites. Consumers will be able to browse through these web sites and to purchase CD's and merchandise at the sites.

The DVD Juke System's advertising, marketing and promotional capabilities are expected to provide advertisers and marketers with a new avenue with which they will be able to target a captive audience where they have chosen to sit and relax and may be prone to impulse purchasing. We believe this aspect of the DVD Juke System is unique to our system. The DVD Juke System is expected to effectively create a new advertising and promotional channel for marketers.

Currently, conventional jukeboxes allow for payment in cash only. The DVD Juke System will allow for payment by cash, credit card, debit cards and smart cards/ loyalty cards.

The DVD Juke System will also be capable of collecting, storing and disseminating data, including play lists and personal information input by its customers. The play lists generated by the DVD Juke System are flexible and are capable of providing the total number of plays of a given song, record company totals and location-specific information, depending on the desired output. We intend to market this information to record companies and brand advertisers.

The conventional jukebox is different from ours, in that it holds complete CD's. Because of this, several songs take up space in the jukebox that would otherwise not have been chosen by the jukebox owner. That is, in order to stock the one or two popular songs of a given artist on a given CD, the jukebox owner has no choice but to stock the rest of the songs on that artist's CD. With DVD Juke System technology, each song is copied in digital format onto the hard drive of the DVD Juke System, just as files are copied onto a computer's hard drive, allowing the location owner to stock only the specific tracks he/she wishes to stock. In this way, only the most popular songs by any given artist will be loaded onto the DVD Juke System's hard drive without any extraneous, unwanted songs taking up potential revenue-generating space.

An important and unique programming feature of the DVD Juke System is that the content can be customized for each location, and may be updated as frequently as a location owner desires. The location owner may order the DVD Juke System pre-programmed with standard combinations of rock and pop standards, jazz, country and western, and recent hits, or can order programming specifically tailored to their geographic area and/or their customers' demographics. Company will provide content and updating of content for $100.00 per month, providing an additional source of income to Company.

The DVD Satellite System
________________________

The DVD Satellite System is a proprietary satellite server network which we anticipate will provide content and updated content to DVD Juke Systems throughout North America. The content will be transmitted, or "uplinked," from our central server to satellites, and then "downlinked" from the satellites to satellite dishes stationed at each location. The content will be stored in digital format on the DVD Juke Systems' high capacity hard drives. The Satellite System will also create a private network, which will be capable of collecting data and remotely managing the stand-alone DVD Juke Systems.

The DVD Satellite System technology is expected to significantly reduce the time and cost involved in providing content and updated content to sites once several locations have been installed. The DVD Satellite System technology will also allow for the easy and flexible loading and re-loading of content by providing updates by satellite, obviating the need to send service technicians to individual locations to update each DVD Juke System's content.

Service  and  Support
_____________________

We expect that the DVD Juke System will be sold with a content, service, maintenance, and management contract, which will be subcontracted to an independent third party. We have been verbally negotiating with several large, well-established independent service organizations which offer seven-day a week, 24-hour a day maintenance and service, but do not yet have any arrangements or agreements with anyone. We feel service will be a primary concern to location owners who have installed or are contemplating installing a DVD Juke System.

Industry  Background
____________________

Currently, the conventional jukebox industry generates over $2.5 billion per year in coin drop revenues in the United States alone. (Vending Times, 1998.) There are approximately 350,000 jukeboxes operating in the United States. The average jukebox generates revenues of approximately $600 per month based on 1,800 selections played. Currently there are approximately 50 large distributors and 7,500 operators managing this business. (Vending Times, 1998.)

The business model for the jukebox industry has been under tremendous pressure over the past five years due to the emergence of broadcast music video, video game narrowcast networks, and other media competing for the attention of consumers. In addition, certain basic economic factors must be considered in evaluating any entry into the jukebox industry, which are set forth below:

- The cost for audio plays has remained static at three plays for a $1.00. (This number is trending downward to as low as 5 plays for $1.00.)
- The average play time of a jukebox is 7,200 minutes per month, based on 1,800 plays within a 13 hour day, six days a week. The total playtime possible within this timeframe is 20,280 minutes.
-     A  cost  efficient  video  jukebox  does  not  exist  in the market today.
-     Service,  maintenance,  and  content-update  costs  continue  to  rise.
-     Theft,  and  pilferage  continue  to  be  on  the  rise.
- Intense competition for prime locations continue to erode operating margins.

Any entrant into the jukebox industry must be prepared to operate within these parameters and to cooperate with the current distributors, while at the same time introducing cutting edge technology into the industry to obviate potential competitive technologies. Today, in this industry, jukebox manufacturers all suffer from technological obsolescence.

Competition
___________

Our primary competitors are manufacturers of conventional jukeboxes.

However, we have not been able to identify any competitors with technology comparable or similar to the DVD Juke System . However, all of our primary competitors in the conventional jukebox industry are substantially larger and have significantly greater financial resources than we do. In addition, their distribution channels are fully established and their brand names are well-known.

In 1997, manufacturers sold approximately 22,000 jukebox units for a total retail value of $132 million. The average retail price of a jukebox, loaded with content, was $6,000 per unit.

We have identified other competition for the DVD Juke System, primarily from audio music private networks, cable and satellite. Examples are MTV, MuchMusic, and VH1. Because these companies have entirely different distribution and pricing models than the conventional electro-mechanical jukebox companies, direct comparisons cannot be made.

However, many of these companies discussed above may have better marketing and distribution channels, and greater financial and other resources than us. There can be no assurance that we will be able to compete effectively in this highly competitive industry, which could have a material adverse impact upon market acceptance of our products and services.

Marketing Plan
______________

We intend to aggressively market the superior technology of the DVD Juke System. Our initial goal is to replace approximately 10%-15% of the 350,000 conventional jukeboxes located primarily in bars and restaurants with the DVD Juke System within the next 3 years, as more fully described below. We believe we can accomplish this goal by forming business relationships with the top distributors in the conventional jukebox industry by offering a unique split of the coin drop revenues generated by the DVD Juke System, thereby enhancing the total revenue generated by its partners within the industry. However, we have not yet formed any such business relationships. We will also attempt to expand the market for the DVD Juke System beyond bars and restaurants to fast food restaurants, colleges, shopping centers, etc.

The feel the incentives provided to distributors for forging such relationships will be (i) significant new revenue potential from their distribution network,
(ii) exclusive territorial boundaries granted by Company, thereby ensuring maximum penetration of the new product, (iii) long-term access to new video products and (iv) access to the entertainment, e-commerce business. In addition, we have addressed what we believe the industry's current problems, as follows:

- By providing video, the cost per play can be increased to two selections for $1.00, thereby increasing the pay-for-play revenue

- Because the DVD Juke System includes video, it can offer 600 minutes per month of prime time consumer and brand advertising (

- We can offer off-peak customized content of 12,480 minutes at Internet prices ($15.00 per hour) representing a minim

-  The DVD Juke system will retail at comparable prices to the standard jukebox

- The entire system is networked for cost effective remote diagnostics and satellite downloading of content, reducing infrastructure

- The distributors and operators will be able to remotely access each DVD Juke System, ensuring security and optimum management

- The industry will have a state-of-the-art product for their locations that is revenue generating, versus subscription or cost

- The distributors will have a product that they can expand into many new channels of distribution, such as hotels, malls and fast food restaurants.

We intend to work closely with our distributors in marketing the DVD Juke System to the bars and restaurants that commonly have jukeboxes.

We are in the process of introducing the DVD Juke System to several national brand name advertisers, most of which have requested a demonstration.

To date, presentations have been made to several potential advertisers. The response of these advertisers has been positive and discussions are currently under way with various advertisers to become sponsors of the DVD Juke System. However, no such sponsors have entered into agreements to date.

Our marketing plan also includes the following marketing and promotional activities, which we anticipate will create further interest in the DVD Juke
System:

(a) Test Marketing: We expect the DVD Juke System to be fully operational by mid-February 2002 and we intend to perform a 20-unit trial in the New York metropolitan area between March and April of 2002. Certain test locations will be chosen to market the DVD Juke System to the Hispanic and African American communities. This market segment represents the largest coin-drop per unit of any group. We expect to fully launch the Juke System to the public in May 2002.

(b) Trade Shows: We will participate as an exhibitor to demonstrate the DVD Juke System and issue new product releases at selected national and international trade shows sponsored by the Amusement and Music Operators

Association (AMOA) and Amusement Showcase International (ASI). We consider the following Year 2002 trade shows to be excellent venues in which to demonstrate our DVD Juke System: the Point-of-Purchase Advertising Institute Show, the Annual Nightclub and Bar Show, the Family Entertainment Centers Show, and the International Amusement Parks and Attractions Show. Other possible venues will include the National Restaurant Show, the Convenience Store Show, the American Hotel and Motel Show, and the International Shopping Center Show.

(c) Trade Publications: A number of print media opportunities exist for promoting the DVD Juke System in order to communicate the superiority of the DVD Juke System compared to conventional jukeboxes. These publications include Replay Magazine, Playmeter Magazine, Vending Times, Street Beat Magazine, Nightclub and Bar Magazine and Fun World Magazine. We intend to advertise its DVD Juke System in some or all of these publications to promote the product.

(d) Promotional Video and Informational Kit: We intend to produce a promotional/informational video describing the DVD Juke System and its features, benefits and values. A brochure and informational kit will also be created summarizing the features of the DVD Juke System. The materials will differentiate the product from its competitors' products outlining the advantages and superiority of the DVD Juke System over conventional jukeboxes.


Manufacturing  and  Distribution
________________________________

We have established business relationships with some distributors in the jukebox industry and have verbal agreements with certain distributors to market the DVD Juke System to the locations they service. However, we do not yet have any written or verbal contracts with anyone for manufacturing or distribution of our DVD Juke System.

Patents  and  Copyright  Protection
___________________________________

We do not have any patent or copyright protection for any of our products or services.

However, we have developed proprietary technology which is utilized in the DVD Juke System, and we continue to develop technology to further enhance the DVD Juke System. The software comprising the DVD Juke System is anticipated to be covered by appropriate patent protection and copyright registration, which we intend to file when our attorneys advise us to do so. There is no assurance we will receive any patent protection for our technology, or if we do, that it will not infringe on an existing patent or technology. Also, even if we receive a patent, there is no assurance we will have the resources to defend it against claims by third parties.

Licenses
________

We are actively pursuing license agreements with several record companies for the right to display music videos. We do not expect to incur a cost for such rights, but rather, in exchange for the right to display their videos, we are offering record companies programming information, such as play lists compiled by the DVD Juke System and cross-promotions. As an example of the proposed cross-promotions, every time a certain music video by a well-known artist is selected by a customer, we will program the DVD Juke System to also play, at no additional cost, a music video by an unknown artist that the record company is attempting to promote. Additionally, since music videos are primarily considered promotional materials by the record companies, as opposed to revenue generating assets, we expect to obtain the rights to display music videos on the DVD Juke System at no cost to us.

We also intend to attempt to generate revenue from e-commerce, specifically by automatically linking consumers to the web sites of the record companies whose songs have been selected. The consumers will then be able to "click through" to additional web sites to browse, as well as to purchase CD's and merchandise. We intend to obtain licenses from web sites such as Amazon.com and CD Now to allow consumers to click through to such sites and purchase CD's and merchandise, but there is no assurance we will be able to obtain such licenses.

In accordance with The Copyright Act of 1976, as amended, we are not required to obtain licenses to stock the audio content of the DVD Juke System. Payment of a performance royalty is required for the songs played over the DVD Juke System; however, this fee is the responsibility of the location owner and we have no responsibility for this fee or for obtaining performance licenses for the locations.

We also intend to expand the scope of our content licenses and obtain licenses that will enable us to display sports highlight films, comedy clips and pay-per-view events on the DVD Juke System, but we do not yet have any agreements or arrangements to do so.


Relationships with Third-Parties
________________________________

We currently have no relationships with any third parties.


Future  Projects  in  Development
_________________________________

We intend to attempt to generate additional future revenues by pressing, or "burning," CD's at each DVD Juke System. "Burning" a CD means copying a song or songs onto a blank CD.

We project the DVD Juke System to be able to burn CD's by the first quarter of 2002. When this process is fully operational, consumers will be able to copy onto a CD a song or songs they have selected on a fee-per-song basis. Company expects to generate revenue by retaining a percentage of the cost per song charged to the consumer. We intend to offer the record companies a percentage of the income generated by each burned CD in exchange for the right to reproduce their songs, while retaining a five to ten percent (5-10%) royalty for each song copied onto a CD by the DVD Juke System.

We are also developing technology which will allow the DVD Juke System to be capable of video-conferencing and dispensing cash as an automatic teller machine ("ATM"). These additional uses of the DVD Juke System involve only minor modifications to the our current technology. For example, the DVD Juke System technology is already capable of accepting and calculating the amounts of currency input into the unit; dispensing cash will involve only minor adjustments to already existing technology. Therefore, we expect to be able to implement these additional uses of the DVD Juke System in the second quarter of 2002.

In addition, with only minor additions to our content, the DVD Juke System will be capable of playing sports highlight films, comedy clips and pay-per-view events. These additional content categories do not involve technological advances, but merely expanding our content licenses and marketing these additional uses of the DVD Juke System to distributors, location owners and ultimate consumers. We intend to launch these efforts in the fourth quarter 2002.

We are also developing an independent audio and video network designed to provide background video and advertising for hospitality and retail locations. The system is designed to replace the VCR and Laser Disc players used by tens of thousands of hospitality and retail locations. The product is intended to provide interactive commercial support at the point of sale, creating a new media channel for locations to assist consumer brand companies in enhancing their visibility on the sites where their products are sold.


NEW PRODUCTS OR SERVICES.

We currently have no new products or services announced or planned to be announced to the public, except those discussed above.


SOURCES AND AVAILABILITY OF RAW MATERIALS.

As of the date of this prospectus, we have no need for raw materials or suppliers.


CUSTOMER BASE.

As of the date of this prospectus, we have no customers. If we are able to establish a customer base in the future, we do not anticipate we will depend on one or a few major customers. There can be no assurance that this assumption is correct.

INTELLECTUAL PROPERTY.

We do not have any trademarks, patents, licenses, royalty agreements, or other proprietary interests, except those proprietary rights related to our software system for our DVD Juke System.

GOVERNMENTAL REGULATION ISSUES.

We are not now affected by direct government regulation. However, we are affected by laws, rules and regulations directly applicable to operation of our business, generally. However, due to increasing technology in the music industry, a number of laws and regulations may be adopted relating to the use of music and videos, covering user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development of music technology may prompt more stringent consumer protection laws imposing additional burdens on those companies conducting business relating to music and music videos. The adoption of any additional laws or regulations may decrease the growth of the industry, which, in turn, could decrease the demand for our products and services, and increase the cost of doing business in the music industry. These factors may have an adverse effect on our business, results of operations and financial condition.

Moreover, the interpretation of sales tax, libel and personal privacy laws applied to music and music videos is uncertain and unresolved. We may be required to qualify to do business as a foreign corporation in each state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Any existing or new legislation or regulation, including state sales tax, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.


RESEARCH AND DEVELOPMENT.

To date, we have not undergone any research and development, except that required to develop our DVD Juke System. We intend to commence research and development of our DVD Juke System in the 4th quarter 2001.

ENVIRONMENTAL LAW COMPLIANCE.

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES.

We currently have one employee, Randy Miller, our president and a director, who works for our corporation part-time. We have no employment contracts and our employee is not a union member or affected by labor contracts.

REPORTS TO SECURITY HOLDERS.

We are a reporting company under the requirements of the Exchange Act and file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report contains the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of the material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

PLAN OF OPERATIONS

The discussion contained in this prospectus contains "FORWARD-LOOKING STATEMENTS" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" or "ANTICIPATES" or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus are applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to these differences include those discussed under the caption entitled "RISK FACTORS," as well as those discussed elsewhere in this registration statement.

We intend to continue development of our DVD Juke System, using independent contractors to perform all development functions, under the supervision of Mr. Randy Miller, our President.

There can be no assurance that funding will be available to pay for our development efforts on favorable terms to permit successful completion of our DVD Juke System product and services, or be successful in our business operations.

However, we do have our line of credit for $1,500,000.00 available, as we retired the last amount due on the line in July 2001. Nevertheless, if our current capital resources are insufficient to meet our future capital requirements, we may have to raise additional funds to continue development of our business. There can be no assurance that the funds will be available on favorable terms, if at all.

We currently intend to draw on the line of credit, as required, to fund our operations for the next 12 months, and assuming we receive no revenues, expect to spend the funds as follows:

                  Salaries                        $ 60,000
                  Independent Contractors         $250,000
                  Computers and Equipment         $ 50,000
                  Administrative Expenses         $ 24,000
                  Working Capital                 $ 50,000
                                                  --------

                                            Total $434,000


To the extent that we may need to raise additional capital through the sale of equity and/or convertible debt securities, the issuance of the securities will likely result in dilution to our shareholders.

Until such time as our DVD Juke System products and services are fully developed, or we enter into the internet service business, we do not expect to have any revenues from our operations. We anticipate that if our products and services become fully operational, we will generate revenues from the sale of products and services. There is no assurance that we will be successful in selling products or services. We have no other sources of revenue. Therefore, if we are not successful in this regard, we will be unable to achieve revenues under our current business plan.

If our company or its management receives proceeds from the sales of the securities by the selling security shareholders, which neither the company nor its management has any intent to do, those persons may have conducted an illegal distribution of our securities and may be deemed underwriters. Accordingly, they will have liability for any material misrepresentations or omissions in this document and otherwise in the offer and sale of securities.

We do not anticipate significant research and development expenses over the next twelve months. We do not expect to purchase or sell any plant and significant equipment or make any significant changes in the number of employees over the next twelve months.

We have also been researching the possibility of commencing a new business involving internet services in Europe. Specifically, providing internet services to consumers. However, we have not yet taken any steps to commence any business, beyond our research and investigation into the opportunities available. We have not commenced or entered into any arrangements or agreements with any party in this regard.

                             DESCRIPTION OF PROPERTY


Our executive offices are located at 6 Adelaide Street East, #300, Toronto, Ontario, Canada M5C 1H6, where we share space in the offices our President, Randy Miller. The space is approximately 400 square feet total, of which we occupy a small portion without charge. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the sale of shares to our former officers and directors, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons, except for an option granted to Mr. Randy Miller to acquire up to a total of 1,000,000 shares of our restricted Common Stock, at $.10 per share.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's shares of Common Stock are traded on the OTC Bulletin Board, under the symbol "ICON".. The High/Low bid quotations for the period ending September 30, 2001, was $.51/$.39.

Market Information.
There is limited trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed or maintained.

The OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchanges. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

However, broker-dealers may be discouraged from effecting transactions in our securities because they will be considered penny stocks and will be subject to the penny stock rules.

     Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Assuming we get our shares listed for trading, purchases and sales of our shares are expected to be generally facilitated by NASD broker-dealers who will act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt.

     In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

As of September 30, 2001, there were approximately 60 holders of record of our common stock.


                             EXECUTIVE COMPENSATION

The Company's officer and director currently does not receive a salary for his services, and there is no plan to pay a salary unless the company has sufficient net revenues to afford to pay him.

There are no employment contracts between the Company and its officer and director.

The Company does not have any plan or arrangement with respect to compensation to its executive officers which would result from the resignation, retirement or any other termination of employment with the Company or from a change in control of the Company, or a change in the executive officers' responsibilities following any change in control, where in respect of an executive officer, the value of such compensation exceeds $120,000.

               OPTION/SAR  GRANTS  IN  LAST  FISCAL  YEAR
               __________________________________________

In September, 2001, we granted the following stock option to the following officer and director as compensation and incentives for services rendered to the
Company:

                                     PERCENT
                                     OF TOTAL
                   NUMBER OF         OPTIONS/
                   SECURITIES        SARS
                   UNDERLYING        GRANTED         EXERCISE      DATE OF
NAME OF HOLDER     OPTIONS GRANTED   FISCAL YR       PRICE         EXERCISE
--------------     ---------------   ----------      --------      --------


Randy Miller         1,000,000        100%(1)       $.10/Share       9/15/06

Marilyn Haft             2,500        100%(2)       $4.00/Share      4/30/09




(1) This percentage is based on the total number of option shares granted during 2001.

(2) This percentage is based on the total number of option shares granted during 1999. Ms. Haft is a former officer, director and counsel to the our company.


Any shares acquired through exercise of this option shall be restricted shares and may not, under any circumstances, be registered or in any way become free trading until two years from the date the shares are acquired through exercise of the option. The records of the stock transfer agency, as well as any certificates issued upon exercise of these options shall contain said restrictive legend.

There are no other bonus, pension, deferred compensation, long-term incentive plans or awards, or any other similar plans for executive officers and/or directors of the Company.

                              FINANCIAL STATEMENTS



                  DIGITAL VIDEO DISPLAY TECHNOLOGY CORPORATION

                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED

                        DECEMBER 31, 2000, 1999, AND 1998

                                      WITH

                                 AUDIT REPORT OF

                          CERTIFIED PUBLIC ACCOUNTANTS

                                TABLE OF CONTENTS


Independent Auditors' Report on the Financial Statements......................2
Balance Sheets................................................................4
Statements of Operations......................................................5
Statements of Changes in Stockholders' Equity.................................6
Statements of Cash Flows......................................................7
Notes to Financial Statements.................................................9

                          INDEPENDENT AUDITORS' REPORT
March 15, 2001

Board of Directors
Digital Video Display Technology Corporation

We have audited the accompanying balance sheets of Digital Video Display Technology Corporation (a Company in the development stage) as of December 31, 2000, and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Video Display Technology Corporation (a Company in the development stage), as of December 31, 2000, and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, 1999, and 1998, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is in the development stage, and existing cash and available credit are insufficient to fund the Company's cash flow needs for the next year. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 1, subsequent to the issuance of the company's December 31, 1999, financial statements and our report thereon dated May 31, 2000, we became aware that those financial statements did not reflect the issuance of the line of credit to pay for expenses. In our original report we expressed an unqualified opinion on the December 31, 1999, financial statements, and our opinion on the revised statements, as expressed herein remains unqualified.




Mark Bailey & Co., Ltd.
Reno, Nevada

Supplementary and Non Cash Information
______________________________________

In January 2000 the company issued an account payable for $8,358 for the purchase of capital assets.

In February 2000 the Company issued 75,000 shares of restricted common stock for consulting services with a fair market value of $74,603.

In June 2000 the company issued 98,000 shares of common stock valued at $73,500 for consulting services.

In February 1999 the Company issued 2,000,000 shares of common stock, with a fair market value of $20,000, for patent rights to Digital Video Display computer technology. In addition, the Company incurred a patent right payable in the amount of $250,000. In February 2000 these shares of common stock were canceled and the Company no longer has rights to the patent.

During 1998, the Company issued 100,000 shares of common stock, with a fair market value of $20,000, for the distribution rights to a non-reusable medical syringe. In January 1999 these shares of common stock were canceled, and the distribution rights were abandoned.

No amounts were actually paid for either interest or income taxes for the years ended December 31, 2000, 1999, and 1998.

1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
         The Company was incorporated in the State of Nevada in August 1997, under the name Meximed Industries, Inc. The Company is in the development stage as its operations principally involve research and development, market analysis, and other business planning activities, and no revenue has been generated from its business activities. Originally, the Company intended to distribute non-reusable medical syringes. In January 1999 the Company abandoned its plan to distribute medical syringes and changed its name to Digital Video Display Technology Corporation. The Company intends to create a Digital Video Display jukebox system for distribution in Canada and the United States.

         These financial statements have been prepared assuming that the Company will continue as a going concern. The Company is currently in the development stage, and existing cash and available credit are insufficient to fund the Company's cash flow needs for the next year. As discussed in Note 4, in April 1999 an unrelated third party extended the Company a line of credit, which is due on demand in June 2001. The Company plans to raise additional capital through private placements, ranging from $6,000,000 to $8,000,000.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS
         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2000 and 1999, the Company held no cash equivalents.

         FIXED ASSETS
         Depreciation expense is provided for on a straight-line basis over the estimated useful lives of owned assets.


                             SEE ACCOMPANYING NOTES

1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PRIOR PERIOD ADJUSTMENT
         The accompanying financial statements for 1999 have been restated to correct an error made in 1999. The effect of the restatement was to increase the net loss for 1999 by $79,680 ($.0034 per share), net of income tax of $0.

         The accompanying Statement of Operations for 1998 was previously restated to correct an error made in 1998. The effect of the restatement was to increase the net loss for 1998 by $25,000 ($.0007 per share), net of income tax of $0.

         ADVERTISING COSTS
         Advertising costs are charged to operations when incurred. Total advertising costs charged to expense for the years ended December 31, 2000, and 1999, were $0, and $3,750, respectively.

         RENT EXPENSE
         For the years ended December 31, 2000, and 1999, the total rent expense was $78,035 and $864, respectively.

         RESEARCH AND DEVELOPMENT COSTS
         Research and development costs are expensed as incurred. Such costs were $20,000 and $159,027 at December 31, 2000, and 1999, respectively.

         EARNINGS PER SHARE
         Basic earnings per share for each period are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

2.       FEDERAL INCOME TAXES
         The Company recognizes deferred tax liabilities and benefits for the expected future tax impact of transactions that have been accounted for differently for book and tax purposes.


                             SEE ACCOMPANYING NOTES

         Deferred tax benefits and liabilities are calculated using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance has been provided to reduce the asset to the amount of tax benefit management believes it will most likely realize.

         The following is a schedule of the composition of the provision for income taxes:
                                                      2000          1999
                                                      ----          ----
                 Deferred noncurrent tax asset      $726,818      $ 255,891
                 Valuation allowance                (726,818)      (255,891)
                                                    ---------      ---------

                 Total provision for income taxes   $     -0-     $      -0-
                                                    =========     ==========

         The net change in the valuation account was $470,927 and $243,818 in 2000 and 1999, respectively.

         Deferred federal and state income taxes consist of future tax benefits attributed to:

                                                     2000       1999 AS RESTATED
                                                     ----       ----------------
                 Loss carryforward                $ 1,305,397      $ 796,793

         At December 31, 1999, the Company had the following unused net operating losses for regular income tax purposes that will expire if not applied by the dates scheduled below:

                          Expires               Net Operating Loss
                          -------               ------------------
                           2017                   $      998
                           2018                       34,513
                           2019                      796,793
                           2020                    1,305,397

3.       OTHER ASSETS
         The Company purchased distribution rights for a non-reusable medical syringe from a related company for 100,000 shares of common stock (see
         Note 5). In January 1999 these distribution rights were abandoned and the related asset was written off.


                             SEE ACCOMPANYING NOTES

         The other assets at December 31, 1999, consist of patent rights to a jukebox entertainment system. In February 1999 the Company purchased the patent rights from an unrelated third party in exchange for 2,000,000 shares of common stock and $250,000 due in September 1999. The purchase agreement was subsequently modified to provide for payment of the $250,000 in monthly installments of $20,000 with the final payment due in December 2000. As of December 31, 1999, no payments have been made. In a subsequent action in February 2000, the Company canceled the 2,000,000 shares previously issued and the related payable, and it no longer has rights to the patent.

4.       LINE OF CREDIT
         During the year ended December 31, 1999, an unrelated third party issued the Company an unsecured $1,500,000 line of credit. The line of credit carries interest at 12% per annum and is due on demand. The balance at December 31, 2000, and 1999, was $704,581 and $290,700,
         respectively.

5.       RELATED PARTY TRANSACTIONS
         In May 1998 the Company issued 100,000 shares of common stock to a separate entity, owned by the directors of the Company, in consideration for the distribution rights to a non-reusable medical syringe. In January 1999 this stock was canceled and the related distribution rights were written off (see Note 3).

         In March 1999 the Company issued an option to purchase 500,000 shares of common stock at $2.50 per share to the President, CEO and Director of the Company. The options were cancelled in June 2000 (see Note 8). In March 1999 the Company entered into a consulting agreement with the President. This contract expired in June 2000. Included in operating and administrative expenses for the years ended December 31, 2000, and 1999, are consulting fees paid to the President of $30,000 and $120,500, respectively.


                             SEE ACCOMPANYING NOTES

         In April 1999 the Company issued an option to purchase 500,000 shares of common stock at $4.00 per share to a Director of the Company. The option expires April 30, 2009 (see Note 8).


6.       FAIR VALUE OF FINANCIAL INSTRUMENTS
         Financial Accounting Standards Board ("FASB") Statement No. 107, "Disclosure About Fair Value of Financial Instruments" is a part of a continuing process by the FASB to improve information on financial statements. The following methods and assumptions were used by the Company in estimating its fair value disclosures for such financial instruments as defined by the Statement.

         The carrying amounts reported in the balance sheets for cash and receivables approximate fair value at December 31, 2000, and 1999.

         The carrying amounts reported in the balance sheets for the other assets approximate fair value at December 31, 2000, and 1999, as the assets were recently purchased at fair market value.

         The carrying amounts reported in the balance sheets for accounts payable and bank overdraft approximate fair value at December 31, 2000, and 1999, as the payables mature in less than one year.

         The estimated fair value of the line of credit is not materially different from the carrying values for financial statement purposes at December 31, 2000, and 1999.

7.       STOCKHOLDERS' EQUITY
         In August 1997 the Company issued 1,000,000 shares of common stock to its officers and directors at $0.01 per share, for a total of $10,000 in cash.


                             SEE ACCOMPANYING NOTES

         In May 1998 the Company issued 100,000 shares of common stock, with a fair market value of $20,000, to a related company for the distribution rights to a non-reusable medical syringe. Also during 1998 the Company issued 1,000,000 shares of common stock as part of an offering memorandum at $0.20 per share, for a total of $200,000 in cash.

         In January 1999 the Company canceled the 1,100,000 shares of common stock previously issued to the officers, directors, and the related company. The Company recorded a gain of $10,000 on the cancellation of 100,000 of the above shares, as cash of $10,000 received by the Company when the stock was originally issued was retained by the Company upon cancellation of the shares.

         Also in January 1999 the Company declared a forward stock split of 21:1 for the remaining 1,000,000 shares of common stock outstanding, retaining the $0.001 par value.

         In February 1999 the Company issued 2,000,000 shares of common stock, with a fair market value of $20,000, for the patent rights to a jukebox entertainment system (see Note 3).

         The Company also issued 250,000 shares of its common stock to unrelated third parties at $.01 per share for a total of $2,500 for consulting services provided. These shares were issued at the fair market value of the consulting services.

         In January 2000 the Company issued 75,000 shares of restricted common stock to an unrelated third party for consulting. The value of the consulting received was $74,603.

         In February 2000 the Company cancelled the 2,000,000 shares issued for the patent rights (see Note 3).

         In July 2000 the Company issued 98,000 shares of its common stock in connection with a consulting agreement. The fair market value of the stock was $73,500.

8.       STOCK OPTIONS
         The Company issued an option to purchase 500,000 shares of common stock at $2.50 per share, to the President, CEO, and Director. The President resigned from the Company in June 2000 and the options were cancelled at that time (see Note 5). The Company also issued an option to purchase 500,000 shares of common stock at $4.00 a share to a Director. The option expires April 2009 (see Note 5). The Company issued an option to purchase 150,000 shares of common stock at $2.50 per share to an unrelated third party in exchange for consulting services. The options expired unexercised in April 2000. The option price for all stock options exceeded the fair market value of the stock at the grant date; accordingly, no compensation costs have been recognized. The fair market value of the stock options is $0.

9.       COMMITMENTS AND CONTINGENCIES
         Merrill Lynch Canada Inc., has filed suit against the Company regarding a dispute related to the sale of its restricted common stock by an unrelated third party to Merrill Lynch. The case is still in its early stages and the Company is trying to reach a settlement with Merrill Lynch. At this


                             SEE ACCOMPANYING NOTES
         time the Company does not know if it will sustain a loss, or the amount of the loss.

         The Company is a defendant in an action by a former employee regarding his employment contract. The Company intends to defend this suit vigorously and expects a positive outcome.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Mark Bailey & Co., Ltd., 1495 Ridgeview Drive, Suite 200, Reno, NV 89509, telephone 775-332-4200, audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.



DEALER PROSPECTUS DELIVERY REQUIREMENT

Until __________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


PART II


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


Our Articles of Incorporation and By laws provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Nevada law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. Our By-laws contain provisions to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. The Selling Security Holder will pay no offering expenses.


                             SEE ACCOMPANYING NOTES

        ITEM                                             EXPENSE

  SEC Registration Fee                                 $  3,768.75
  Legal Fees and Expenses                              $ 60,000.00
  Accounting Fees and Expenses                         $  7,500.00
  Miscellaneous*                                       $  3,731.25
                                                       ===========
  Total                                                $ 75,000.00

* Estimated for purpose of this calculation.


                     RECENT SALES OF UNREGISTERED SECURITIES

>From August 1997 through September 2001, we have issued shares of our Common Stock, par value, $.001 per share, under exemptions from registration provided in Regulation S promulgated under the Securities Act and/or Section 4(2) of the Securities Act of 1933, as amended. No underwriters were used in these transactions, and no fees or commissions were paid to anyone.

In August 1997, we issued 1,000,000 shares of common stock to our officers and directors, all of whom were "accredited investors", at $0.01 per share, for a total of $10,000 in cash. This transaction did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In May 1998, we issued 100,000 shares of common stock, with a fair market value of $20,000, to a related company for the distribution rights to a non-reusable medical syringe. This transaction did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Also during 1998, we issued 1,000,000 shares of common stock as part of an offering memorandum at $0.20 per share, for a total of $200,000 in cash. This transaction involved a public offering pursuant to an exemption provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933, as amended. The offering was approved for sale by The New York State Department of Law.

In January 1999, the Company canceled the 1,100,000 shares of common stock previously issued to the officers, directors, and the related company in August 1997 and May 1998, respectively.

Also in January 1999, the Company declared a forward stock split of 21:1 for the remaining 1,000,000 shares of common stock outstanding, retaining the $0.001 par value.

In February 1999, the Company issued 2,000,000 shares of common stock, with a fair market value of $20,000, for the patent rights to a jukebox entertainment system. In addition, the Company incurred a patent right payable in the amount of $250,000. In April 2000, these shares of common stock and the payable were canceled. We have rights in or to the patent. This transaction did not involve a public offering and was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

In July 1999, we also issued 250,000 shares of its common stock to unrelated third parties at $.01 per share for a total of $2,500 for consulting services provided. These shares were issued at the fair market value of the consulting services. This transaction did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

During the year ended December 31, 1999, an unrelated third party issued our company an unsecured line of credit for $1,500,000.00. The line carries an interest rate of 12% per annum and is due on demand. The balance due as of December 31, 2000, was $704,581.00.

In January 2000, we issued 75,000 shares of restricted common stock to an unrelated third party for consulting. The value of the consulting received was $74,603. This transaction did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. In February 2000, we cancelled the 2,000,000 shares issued for the patent rights in February 1999. In July 2000, we issued 98,000 shares of our restricted common stock as consideration for consulting services. The fair market value of the stock was $73,500. This transaction did not involve a public offering and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.


                             SEE ACCOMPANYING NOTES

In May 2001, we issued 30,000,000 shares of our restricted Common Stock to an unrelated third party as consideration for reduction of $210,000.00 in principal on a line of credit. This transaction involved 1 foreign purchaser and was exempt from registration pursuant to Regu- lation S of the Securities Act of 1933, based on offshore transactions involving a non-U.S. person in a sale that took place entirely outside the U.S. This was a Category 3 transaction under Rule 903, and satisfied the provisions of Rule 903 (i) and (iii) by: implementing offering restrictions; making the sale only to a non-U.S. person, who certified same; restricting the resale to as transaction done only in accordance with the provisions of Rules 901-905, and Preliminary Notes; imposing a restrictive legend on the securities; and the Company agreeing by contract not to register any transfer not done pursuant to Regulation S.

On July 12, 2001, we effected a reverse split of our total outstanding shares on the basis of 1 for 200, leaving a total of 257, 115 shares of our Common Stock outstanding..

In July 2001, we issued 30,000,000 shares of our common stock as consideration for repayment of $637,925.00 in principal on the line of credit issued to us by unrelated third party in 1999. This retired the entire balance due on the line of credit. This transaction involved 21 foreign purchasers and was exempt from registration pursuant to Regulation S of the Securities Act of 1933, based on offshore transactions involving all non-U.S. persons in sales that took place entirely outside the U.S. These were Category 3 transactions under Rule 903, and satisfied the provisions of Rule 903 (i) and (iii) by: implementing offering restrictions; making the sale only to non-U.S. persons, who certified same; restricting the resale to transactions done only in accordance with the provisions of Rules 901-905, and Preliminary Notes; imposing a restrictive legend on the securities; and the Company agreeing by contract not to register any transfer not done pursuant to Regulation S.

In September 2001, we issued 250,000 shares of our Common Stock to each of four consultants, for a total of 1,000,000 shares, as consideration for consulting services rendered to our company. These shares were registered and issued pursuant to Form S-8, under the Securities Act of 1933. The shares were issued to natural persons and the services were bona fide services to our company. In addition, the services were not rendered in connection with the offer or sale of securities in a capital-raising transaction, and did not directly or indirectly promote or maintain a market for our company's securities.


EXHIBITS

Exhibit Number       Exhibit Description
--------------       -------------------

3.1                  Articles of Incorporation, with amendments

3.2                  Bylaws

4                    Instrument Defining the Right of Holders - Share
                     Certificate

5                    Legal Opinion

24                   Consent of Experts

                                  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

   a. Include any prospectus required by Section 10(a)(3)of the Securities Act of 1933;

   b.  Reflect in the prospectus any facts or events which, individually or
       together, represent a  fundamental  change in the  information   in the
       registration  statement;

   c.  Include  any  additional  or  changed  material   information  on  the
       plan  of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a direc-tor, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

6. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

7. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Canada, on this 1st day of November, 2001.


                                 Iconet, Inc.



                                 By: /s/ RANDY MILLER
                                     ----------------------------------
                                         Randy Miller, President


Date: November 1, 2001




In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


/s/ RANDY MILLER                              /s/  RANDY MILLER
---------------------------                    ---------------------------------
    Randy Miller                                   Randy Miller


    Title: President & Director              Title: Secretary, & Chief Executive
                                                    Officer
                                                    Treasurer, Chief Accounting
                                                    & Financial Officer &
                                                    Director

    Date:  November 1, 2001                  Date:  November 1, 2001